SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☑

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

MiMedx Group, Inc.

(Name of Registrant as Specified In Its Charter)

Parker H. Petit

David J. Furstenberg

Shawn P. George

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 16, 2019, Parker H. "Pete" Petit, David J. Furstenberg and Shawn P. George issued a press release (the “Press Release”) to shareholders of MiMedx Group, Inc., which has also been made available through the website, MiMedxBoardProxy.com. A copy of the Press Release is attached herewith as Exhibit 1.

 Exhibit 1

MIMEDX SHAREHOLDER GROUP RESPONDS TO MIMEDX PRESS RELEASE OF APRIL 11TH

CALLS OUT SUSPICIOUS TIMING, LACK OF DISCLOSURE AND LEADERSHIP
AS CONFIRMED BY NEGATIVE MARKET REACTION

NOTES MORE EXCUSES, MORE DELAYS AND NEED TO BORROW MONEY

NOTES CONTINUED CONCERN OVER LACK OF OPERATING EXPERIENCE
IN MANAGEMENT AND ON THE BOARD

Parker H. "Pete" Petit, David J. Furstenberg, and Shawn P. George (the "MiMedx Shareholder Group"), significant shareholders of MiMedx Group, Inc. (MDXG) ("MiMedx" or the "Company") and nominees for election to the Board of Directors of the Company at the upcoming shareholder meeting on June 17th, issued the following public statement to their fellow MiMedx shareholders.

Dear Fellow Shareholders:

After wading through the puffery of the MiMedx press release of April 11, 2019 (the "Press Release"), please consider the following when evaluating what the Company's Board has written and ask yourself- is this Press Release more important for what it says, or what it fails to say?

Timing

The Board issued the Press Release hours after our nominations were made and our intent to run a proxy contest to change the Board was announced. Please ask why the Board ignored you for almost a year by failing to communicate meaningful and specific information and, what prompted the Board to publish this curious Press Release?

Negative Market Reaction and Shareholder Impact

Based on the market's reaction and 21% drop in the stock as of market close yesterday since the Press Release was issued, we understand why the market believes the essential message of the Press Release is negative- the Audit Committee investigation continues, without attendant facts or substance, to explain why it drags on; the Company needs to borrow money to continue the Audit Committee's investigation, which will dilute shareholders, and the Board provided no information on how much or why revenues and profits have deteriorated.

Leadership Deficiencies and Ongoing Operating Issues

First, the Company's Press Release, based on delays discussed therein, seemingly admits the Board lacks the expertise and funding to continue on the schedule previously established to pursue the game changing BLAs and product development so essential to the Company's future growth. The Board's firing of 24% of the workforce in December, including who we believe to be the three top product development personnel in the Company, speaks volumes. Please ask yourself-Who will develop and run new product development and whether this Board is looking forward, or backward, by retreating from the 25% of the business which offered the fastest future growth namely the surgical, sports medicine and orthopedics areas.

Second, is there anyone on the Board, or in its interim management team, who has built from the ground up a fast growth biopharma company? Lawyers and consultants don't run businesses. Operating people do. We believe the Company's operating leadership is not qualified and does not have the necessary experience.

Third, the Press Release talked a great deal about the Board's approval of a new long-term strategic plan. As most shareholders know, the Company had a long term 2020 plan that was revised and reviewed annually, a plan that targeted revenue in 2020 of $560 million and adjusted EPS of $1. The Company was well on its way to achieving these targets when the Board decided to "take the company in a different direction." Apparently, this direction was a downward spiral. Current management then decided to pay a consultant a substantial fee to develop a new strategic plan. Why could current management not develop the plan themselves, or follow the one which had been so successful?

Last, it is expected that the Board will in the coming days and weeks issue more press releases now that the Leon County Circuit Court has ordered the Company to conduct an Annual Meeting- the first in 25 months, and there will be a proxy contest. The Company has indicated in writing to the Court that they intend to appeal the Order requiring the Company to have an Annual Meeting. This could delay further and stall an Annual Meeting and prevent you, the shareholders, from electing any new directors.

What Shareholders' deserve, but likely will not receive from the current Board

We expect that in future Press Releases, the Board may try to take one or more of at least three actions: a) create an illusion of progress; b) continue to try to pass the blame to former management for this Board's failures; and c) announce the hiring of new executives, board member appointments, and adjustments in the classes of directors.

On the first point, what you deserve as shareholders is factual straightforward information on operating trends. Under the Board's leadership, just how badly have revenues deteriorated. On the second point, the Board should publish now whatever it thinks it has to support any claims that they are not the ones responsible for the current state of the Company. Former executive management has never been given any information on the meaning of their "for cause" terminations in spite of multiple requests. The Board should let shareholders know what the over 50,000 hours of legal and accounting time on their investigation has found. Exactly what has this investigation's estimated $40 million in lawyers, accountants and consultants bought and what does the Board have to show for the estimated additional $30 million the Board has spent on other lawyers, accountants and consultants? The shareholders have a right to know- what has the investigation found?

On the last point, please ask- why is the Board making these moves now and are they in the best interest of shareholders? In our view, their judgment has been poor on many fronts, including the choice of interim management, which has cost all shareholders substantially. We are not pre-judging any potential hiring of personnel or the filling of empty director seats because every candidate deserves a fair evaluation. However, the Board's motivation is relevant.

There will be more press releases coming as the proxy contest evolves. In addition, there will be detailed commentary posted on our website relative to MiMedx and the proxy contest. Please check our website frequently: www.mimedxboardproxy.com

Media Contact:

Bob Dilenschneider

The Dilenschneider Group

212.922.0900

Legend

Parker H. "Pete" Petit ("Mr. Petit"), David J. Furstenberg, and Shawn P. George (collectively, the "Participants") intend to file with the Securities and Exchange Commission (the "SEC") a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of MiMedx Group, Inc. (the "Company"). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company's shareholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the Schedule 14A filed by Mr. Petit with the SEC on April 11, 2019. This document is available free of charge from the sources indicated above.